Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact	Media Contact
Angie McCabe	Margita Thompson
818.676.8692	818.676.7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS THIRD QUARTER 2008 EARNINGS

OF $0.17 PER DILUTED SHARE

OPERATING RESULTS ADVERSELY IMPACTED BY

HIGHER THAN EXPECTED HEALTH CARE COSTS

THE COMPANY RECORDED TWO CHARGES IN THE QUARTER:

$17.1 MILLION RELATED TO THE COMPANY’S OPERATIONS STRATEGY AND

$14.6 MILLION RELATED TO THE COMPANY’S INVESTMENT HOLDINGS

COMPANY REPURCHASED 3.7 MILLION SHARES IN THE THIRD QUARTER AND

IS SUSPENDING SHARE REPURCHASES UNTIL FURTHER NOTICE

LOS ANGELES, Nov. 4, 2008 – Health Net, Inc. (NYSE: HNT) today announced third quarter 2008 net income of $18.5 million, or $0.17 per diluted share. These results include the effects of two charges:

•	A $17.1 million pretax charge for severance and other expenses relating to the company’s operations strategy that is designed to reduce general and administrative (G&A) expenses; and

•	A $14.6 million pretax charge for impairment of the company’s investment holdings as a result of recent adverse developments in the financial markets.

Excluding these two charges, diluted earnings per share would have been $0.35 in the third quarter of 2008.1

The company reported a loss of $0.93 per share in the third quarter of 2007, which included the full effect of $296.8 million pretax in litigation and regulatory charges.2 Excluding the impact of these charges, diluted earnings per share were $0.99 in the third quarter of 2007.

[1]

Diluted earnings per share, excluding the two charges, is a non-GAAP financial measure. Further explanation of this non-GAAP measure and reconciliation to the comparable GAAP measure is included in the attached reconciliation schedule.

“We are disappointed by our third quarter results,” said Jay Gellert, president and chief executive officer of Health Net. “Our business and the market as a whole have been hit harder by the economy and related unit cost and utilization trends than we have experienced in the past. We are now assuming that these trends will continue into 2009.”

Revised Full-Year 2008 and Preliminary 2009 Guidance

The company announced that it is reducing full-year 2008 guidance on a GAAP basis to a range of $0.96 to $1.02 per diluted share. This reduction in guidance is based on third quarter results as well as fourth quarter earnings per share expectations of $0.41 to $0.47 per diluted share, which includes the impact of operations strategy-related expenses of $30 to $35 million pretax. Excluding these items, the company expects to earn between $0.60 to $0.64 per diluted share in the fourth quarter of 2008 and $1.85 to $1.89 per diluted share for the full-year 2008. Previous full-year 2008 guidance was $2.85 to $2.95 per diluted share, excluding the impact of any charges.

The revised full-year 2008 earnings per diluted share estimates are based on a projected weighted average share count for the full year of 2008 of approximately 108 million.

The following table outlines the changes in 2008 guidance, excluding the impact of investment impairment, litigation and operations strategy-related charges, compared to previously issued company guidance:

Previous midpoint of 2008 diluted EPS guidance range	$2.90
Full-year commercial risk MLR (85.0% estimate, up 160 bps)	($0.72)
Full-year Medicare Advantage (90.4% estimate, up 50 bps)	($0.18)
Lower than expected commercial membership (2.5% greater decline)	($0.06)
Investment income/interest expense ($12 million lower than expected)	($0.07)
Current midpoint of 2008 EPS guidance range	$1.87

A table at the end of this press release outlines the revised full-year 2008 guidance.

[2]

Third quarter 2007 results include the impact of $296.8 million pretax, or $216.0 million after-tax, in charges as a result of Health Net reaching an agreement to settle three class action lawsuits (McCoy, Wachtel and Scharfman), of which $201.5 million was included in health plan services expenses, and $95.3 million in G&A expenses. Please refer to the company’s third quarter 2007 earnings press release for further details relating to these charges.

The company believes that 2009 earnings per diluted share, excluding charges, will be in a range of $2.25 to $2.40, driven by improvement in Medicare margins and reduced general and administrative costs.

“This 2009 earnings guidance range approximates full-year 2008 run-rate earnings,” said Joseph Capezza, Health Net’s chief financial officer.

The company repurchased 3.7 million shares during the third quarter of 2008 for $100.1 million. As a result of the uncertain financial environment and the announcement by Health Net’s board of directors that Mr. Gellert will undertake a review of the company’s strategy, the company does not expect to resume share repurchase activity in the near term.

Higher than Expected Health Care Costs in Third Quarter 2008

Health Net’s health care costs in the third quarter of 2008 were significantly higher than expected and were driven primarily by adverse prior period development in commercial, Medicare and Medicaid costs from the first and second quarters of 2008 of approximately $55 million pretax. The adverse prior period development arose from higher than expected hospital costs from first and second quarter 2008 claims. Third quarter 2008 commercial and Medicare health care costs were higher than expected and were primarily driven by hospital inpatient and outpatient unit costs and utilization.

In the third quarter of 2008, the health plan medical care ratio (MCR) was 87.5 percent, and the commercial MCR was 86.7 percent. In the third quarter of 2007, on an adjusted basis, the health plan MCR was 82.9 percent and the commercial MCR was 82.7 percent.3 The higher commercial MCR in the third quarter of 2008 resulted from adverse prior period development and higher than expected third quarter health care costs, as noted above.

Medicare Advantage health care costs were also higher than expected. “We believe we have addressed these higher costs in our Medicare bids for 2009. Based on our review of the competitive bidding landscape, we expect very modest enrollment growth in 2009 but with significant margin expansion,” Capezza added.

The Government contracts cost ratio was 95.0 percent in the third quarter of 2008 compared to 92.9 percent in the third quarter of 2007. “We have always said that a contracts cost ratio of approximately 95.0 percent was a reasonable level for our TRICARE and other government contract businesses,” said James Woys, Health Net’s chief operating officer. “This quarter’s performance was on target, and we expect continued strong performance from TRICARE and our other government contracts businesses in the future.”

[3]

In the third quarter of 2007, the company recorded a $201.5 million health plan services expenses charge. Including this charge, the health plan MCR was 89.8 percent and the commercial MCR was 93.2 percent in the third quarter of 2007.

Revenues

Health Net’s total revenues increased 5.1 percent in the third quarter of 2008 to $3.8 billion from $3.6 billion in the third quarter of 2007. Health plan services premium revenues increased 4.9 percent to approximately $3.1 billion in the third quarter of 2008 compared to $2.9 billion in the third quarter of 2007. The company’s Government contracts revenues increased 9.7 percent in the third quarter of 2008 to $724.3 million from $660.4 million in the third quarter of 2007.

Membership

Total health plan enrollment as of September 30, 2008 was more than 3.7 million members, a 4,000 member decrease from September 30, 2007 and a 35,000 member decrease since June 30, 2008.

Commercial risk enrollment as of September 30, 2008 decreased to approximately 2.1 million, or by 145,000 members, compared to September 30, 2007. Sequentially, commercial risk enrollment decreased by 63,000 members, or 2.9 percent, since June 30, 2008.

“The decrease in our commercial membership is a result of the continued competitiveness in the commercial market combined with the current economic environment,” Capezza said.

Enrollment in the company’s Medicare Advantage plans grew by 54,000 members, or 22.6 percent, to 293,000 members at the end of the third quarter of 2008 compared to the end of the third quarter of 2007. Sequentially, Medicare Advantage membership grew by 8,000 members, or 2.8 percent, from June 30, 2008. Membership in the company’s Medicare PDP plans was 538,000 at the end of the third quarter of 2008, an increase of 173,000 members, or 47.4 percent, compared to the end of the third quarter of 2007. Sequentially, PDP membership grew by 12,000 members, or 2.3 percent, from June 30, 2008.

Medicaid enrollment at September 30, 2008 was 788,000 members, a decrease of 41,000 members, or 4.9 percent, from September 30, 2007. Sequentially, Medicaid membership increased by 7,000 members, or 0.9 percent, from June 30, 2008. The decline in Medicaid membership from September 30, 2007 primarily was due to the company’s exit from the Connecticut Medicaid business in April 2008.

SG&A Expenses

Total G&A expenses were $294.2 million in the third quarter of 2008. Total adjusted G&A expenses in the third quarter of 2008 were $277.0 million and $301.9 million in the third quarter of 2007.4

“On an adjusted basis, the G&A ratio in the third quarter of 2008 improved 130 basis points compared to the third quarter of 2007 as we continue to focus on expense management,” said Capezza.

Selling expenses in the third quarter of 2008 were $93.2 million compared to $91.5 million in the third quarter of 2007.

Balance Sheet

As of September 30, 2008, the company had cash, cash equivalents and investments available for sale of approximately $2.2 billion compared with $2.2 billion as of September 30, 2007. In the third quarter of 2008, the company recorded other-than-temporary impairment charges of $14.6 million, or $0.08 per share. This amount includes $8.3 million for investments in Lehman Brothers Holdings Inc. as well as $6.3 million in other financial sector securities including investments in Federal Home Loan Mortgage Association (Freddie Mac) and Federal National Mortgage Association (Fannie Mae).

In the third quarter of 2008, the company reclassified approximately $372 million in estimated net asset value, which had been invested in The Reserve money market funds, from cash equivalents to investments available for sale as of September 30, 2008. This was a result of The Reserve’s announcement in September 2008 of its intention to liquidate all of its money market funds and freeze all redemptions until an orderly liquidation process could be implemented. As of October 31, 2008, the company received approximately $130 million of this investment.

After the company recognized the impairment charge of $14.6 million, the gross unrealized loss was $47 million, or approximately 2.5 percent of the investment portfolio’s fair value as of September 30, 2008.

Investment income for third quarter 2008 was $10.2 million compared to $29.3 million in the third quarter of 2007. Excluding the impact of the impairment charge, investment income would have been $24.8 million for the quarter. “Due to the recent turmoil in the financial markets and the continued decline in interest rates, investment income in the fourth quarter could be adversely affected,” said Capezza.

[4]

Total adjusted G&A expenses in the third quarter 2008 exclude $17.1 million in operations strategy-related charges. Total adjusted G&A expenses in the third quarter of 2007 exclude $95.3 million in litigation and regulatory-related charges. Further explanation of this non-GAAP measure and reconciliation to the comparable GAAP measure is included in the attached reconciliation table.

Reserves for claims and other settlements as of September 30, 2008 were $1.3 billion compared with $1.3 billion as of December 31, 2007.

Days claims payable (DCP), including provider and other claims settlements, capitation payments and Medicare Part D expenses, for the third quarter of 2008 increased by 4.4 days to 46.3 days compared to 41.9 days in the third quarter of 2007, and decreased sequentially by 1.5 days compared to the second quarter of 2008.

Excluding provider and other claim settlements, capitation payments and Medicare Part D, DCP in the third quarter of 2008 decreased by 2.0 days to 52.7 days compared to the third quarter of 2007, and decreased by 3.3 days sequentially.5

The company’s debt-to-total capital ratio was 27.6 percent as of September 30, 2008 compared to 27.8 percent as of June 30, 2008 and 18.5 percent as of September 30, 2007.

Interest expense increased by $3.0 million in the third quarter of 2008 compared to the third quarter of 2007 due to higher debt levels.

Cash Flow

Operating cash flow was $92.4 million in the third quarter of 2008 and was greater than net income plus depreciation and amortization.

Full-Year 2008 Guidance Table

The table on the following page updates previously issued full-year 2008 guidance on a number of operating metrics.

[5]

See footnote (a) in the Notes to Consolidated Financial Statements in the financial schedules attached to this release for a reconciliation of this information to the comparable GAAP financial measure.

Full-Year 2008 Guidance Table

	2008 Revised Guidance	Comment
Year-end Membership	Commercial Risk: -8% to -9% Medicaid: +4% Medicare Advantage: +20% to 25% PDP: +40% to 45%	Previously: -6% to -7% Previously: Flat Unchanged Unchanged

Consolidated Revenues	$15 to $15.5 billion	Unchanged

Commercial Yields	~8.3%	Previously: 8.0%

Commercial Health Care Cost Trends*	~10.9%	Previously: 8.4%

Selling Cost Ratio Government Contracts Ratio G&A Expense Ratio*	~2.8% ~95.0% ~9.5%	Unchanged Previously: 94.5% Previously: ~ 9.8%

Tax Rate*	~38.3%	Previously: ~39.5%

Weighted-average Fully Diluted Shares Outstanding	108 million	Previously: 105.5 to 107 million

EPS*	$1.85 to $1.89	Previously: $2.85 to $2.95

*	Excludes the impact of investment impairment, litigation and operations strategy-related charges.

Conference Call

As previously announced, Health Net will discuss the company’s third quarter 2008 results during a conference call on Tuesday, November 4, 2008, beginning at approximately 11:30 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

877.681.3377 (Domestic)	888.203.1112 (Replay – Domestic)

719.325.4765 (International)	719.457.0820 (Replay – International)

The access code for both the live conference call and the replay is 6834557. A replay of the conference call will be available through November 8, 2008. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, and June 30, 2008, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.7 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.0 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, including but not limited to the guidance for future periods included herein and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, additional investment portfolio impairment charges, changes in the economy, volatility in the financial markets, trends in medical care ratios, unexpected utilization patterns or unexpectedly severe or widespread illnesses, membership declines, rate cuts affecting our Medicare or Medicaid business, issues relating to provider contracts, litigation costs, regulatory issues, operational issues, health care reform and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section, included within the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise its guidance, the assessment of the underlying assumptions or any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

[Eight pages of tables follow]

Health Net, Inc.

Enrollment Data—By State

(In thousands)

				Change from
				June 30, 2008		September 30, 2007
	Sept 30, 2008	June 30, 2008	Sept 30, 2007	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	954	971	992	(17)	(1.8)%	(38)	(3.8)%
Small Group and Individual	431	453	477	(22)	(4.9)%	(46)	(9.6)%

Commercial Risk	1,385	1,424	1,469	(39)	(2.7)%	(84)	(5.7)%
ASO	5	5	5	0	0.0%	0	0.0%

Total Commercial	1,390	1,429	1,474	(39)	(2.7)%	(84)	(5.7)%
Medicare Advantage	131	126	112	5	4.0%	19	17.0%
Medi-Cal	742	737	698	5	0.7%	44	6.3%

Total California	2,263	2,292	2,284	(29)	(1.3)%	(21)	(0.9)%

Connecticut
Large Group	117	124	138	(7)	(5.6)%	(21)	(15.2)%
Small Group and Individual	26	25	26	1	4.0%	0	0.0%

Commercial Risk	143	149	164	(6)	(4.0)%	(21)	(12.8)%
ASO	25	25	54	0	0.0%	(29)	(53.7)%

Total Commercial	168	174	218	(6)	(3.4)%	(50)	(22.9)%
Medicare Advantage	57	57	44	0	0.0%	13	29.5%
Medicaid	0	0	87	0	0.0%	(87)	(100.0)%

Total Connecticut	225	231	349	(6)	(2.6)%	(124)	(35.5)%

New York
Large Group	101	104	114	(3)	(2.9)%	(13)	(11.4)%
Small Group and Individual	107	109	117	(2)	(1.8)%	(10)	(8.5)%

Commercial Risk	208	213	231	(5)	(2.3)%	(23)	(10.0)%
ASO	11	11	13	0	0.0%	(2)	(15.4)%

Total Commercial	219	224	244	(5)	(2.2)%	(25)	(10.2)%
Medicare Advantage	6	6	9	0	0.0%	(3)	(33.3)%

Total New York	225	230	253	(5)	(2.2)%	(28)	(11.1)%

New Jersey
Large Group	20	22	30	(2)	(9.1)%	(10)	(33.3)%
Small Group and Individual	55	56	60	(1)	(1.8)%	(5)	(8.3)%

Commercial Risk	75	78	90	(3)	(3.8)%	(15)	(16.7)%
ASO	4	3	18	1	33.3%	(14)	(77.8)%

Total Commercial	79	81	108	(2)	(2.5)%	(29)	(26.9)%
Medicaid	46	44	44	2	4.5%	2	4.5%

Total New Jersey	125	125	152	0	0.0%	(27)	(17.8)%

Arizona
Large Group	80	84	81	(4)	(4.8)%	(1)	(1.2)%
Small Group and Individual	50	54	55	(4)	(7.4)%	(5)	(9.1)%

Commercial Risk	130	138	136	(8)	(5.8)%	(6)	(4.4)%
Medicare Advantage	67	64	49	3	4.7%	18	36.7%

Total Arizona	197	202	185	(5)	(2.5)%	12	6.5%

Oregon
Large Group	99	103	98	(4)	(3.9)%	1	1.0%
Small Group and Individual	38	36	35	2	5.6%	3	8.6%

Commercial Risk	137	139	133	(2)	(1.4)%	4	3.0%
Medicare Advantage	22	22	21	0	0.0%	1	4.8%

Total Oregon	159	161	154	(2)	(1.2)%	5	3.2%

Other States
Medicare Advantage	10	10	4	0	0.0%	6	150.0%

Medicare PDP (stand-alone)	538	526	365	12	2.3%	173	47.4%

Total Health Plan Enrollment
Large Group	1,371	1,408	1,453	(37)	(2.6)%	(82)	(5.6)%
Small Group and Individual	707	733	770	(26)	(3.5)%	(63)	(8.2)%

Commercial Risk	2,078	2,141	2,223	(63)	(2.9)%	(145)	(6.5)%
ASO	45	44	90	1	2.3%	(45)	(50.0)%

Total Commercial	2,123	2,185	2,313	(62)	(2.8)%	(190)	(8.2)%
Medicare Advantage	293	285	239	8	2.8%	54	22.6%
Medicare PDP (stand-alone)	538	526	365	12	2.3%	173	47.4%
Medi-Cal/Medicaid	788	781	829	7	0.9%	(41)	(4.9)%

Total Health Plans	3,742	3,777	3,746	(35)	(0.9)%	(4)	(0.1)%

TRICARE—North Contract Eligibles	2,951	2,951	2,913	0	0.0%	38	1.3%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

				Change from
				June 30, 2008		September 30, 2007
	Sept 30, 2008	June 30, 2008	Sept 30, 2007	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	954	971	992	(17)	(1.8)%	(38)	(3.8)%
Connecticut	117	124	138	(7)	(5.6)%	(21)	(15.2)%
New York	101	104	114	(3)	(2.9)%	(13)	(11.4)%
New Jersey	20	22	30	(2)	(9.1)%	(10)	(33.3)%
Arizona	80	84	81	(4)	(4.8)%	(1)	(1.2)%
Oregon	99	103	98	(4)	(3.9)%	1	1.0%

	1,371	1,408	1,453	(37)	(2.6)%	(82)	(5.6)%

Small Group and Individual
California	431	453	477	(22)	(4.9)%	(46)	(9.6)%
Connecticut	26	25	26	1	4.0%	0	0.0%
New York	107	109	117	(2)	(1.8)%	(10)	(8.5)%
New Jersey	55	56	60	(1)	(1.8)%	(5)	(8.3)%
Arizona	50	54	55	(4)	(7.4)%	(5)	(9.1)%
Oregon	38	36	35	2	5.6%	3	8.6%

	707	733	770	(26)	(3.5)%	(63)	(8.2)%

Commercial Risk
California	1,385	1,424	1,469	(39)	(2.7)%	(84)	(5.7)%
Connecticut	143	149	164	(6)	(4.0)%	(21)	(12.8)%
New York	208	213	231	(5)	(2.3)%	(23)	(10.0)%
New Jersey	75	78	90	(3)	(3.8)%	(15)	(16.7)%
Arizona	130	138	136	(8)	(5.8)%	(6)	(4.4)%
Oregon	137	139	133	(2)	(1.4)%	4	3.0%

	2,078	2,141	2,223	(63)	(2.9)%	(145)	(6.5)%

ASO
California	5	5	5	0	0.0%	0	0.0%
Connecticut	25	25	54	0	0.0%	(29)	(53.7)%
New York	11	11	13	0	0.0%	(2)	(15.4)%
New Jersey	4	3	18	1	33.3%	(14)	(77.8)%

	45	44	90	1	2.3%	(45)	(50.0)%
Total Commercial
California	1,390	1,429	1,474	(39)	(2.7)%	(84)	(5.7)%
Connecticut	168	174	218	(6)	(3.4)%	(50)	(22.9)%
New York	219	224	244	(5)	(2.2)%	(25)	(10.2)%
New Jersey	79	81	108	(2)	(2.5)%	(29)	(26.9)%
Arizona	130	138	136	(8)	(5.8)%	(6)	(4.4)%
Oregon	137	139	133	(2)	(1.4)%	4	3.0%

	2,123	2,185	2,313	(62)	(2.8)%	(190)	(8.2)%
Medicare Advantage
California	131	126	112	5	4.0%	19	17.0%
Connecticut	57	57	44	0	0.0%	13	29.5%
New York	6	6	9	0	0.0%	(3)	(33.3)%
Arizona	67	64	49	3	4.7%	18	36.7%
Oregon	22	22	21	0	0.0%	1	4.8%
Other States	10	10	4	0	0.0%	6	150.0%

	293	285	239	8	2.8%	54	22.6%
Medi-Cal/Medicaid
California	742	737	698	5	0.7%	44	6.3%
Connecticut	0	0	87	0	0.0%	(87)	(100.0)%
New Jersey	46	44	44	2	4.5%	2	4.5%

	788	781	829	7	0.9%	(41)	(4.9)%

Medicare PDP (stand-alone)	538	526	365	12	2.3%	173	47.4%

Total Health Plan Enrollment
Large Group	1,371	1,408	1,453	(37)	(2.6)%	(82)	(5.6)%
Small Group and Individual	707	733	770	(26)	(3.5)%	(63)	(8.2)%

Commercial Risk	2,078	2,141	2,223	(63)	(2.9)%	(145)	(6.5)%
ASO	45	44	90	1	2.3%	(45)	(50.0)%

Total Commercial	2,123	2,185	2,313	(62)	(2.8)%	(190)	(8.2)%
Medicare Advantage	293	285	239	8	2.8%	54	22.6%
Medicare PDP (stand-alone)	538	526	365	12	2.3%	173	47.4%
Medi-Cal/Medicaid	788	781	829	7	0.9%	(41)	(4.9)%

Total Health Plans	3,742	3,777	3,746	(35)	(0.9)%	(4)	(0.1)%

TRICARE—North Contract Eligibles	2,951	2,951	2,913	0	0.0%	38	1.3%

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended September 30, 2007	Quarter Ended June 30, 2008	Quarter Ended September 30, 2008
REVENUES:
Health plan services premiums	$2,930,151	$3,114,168	$3,072,717
Government contracts	660,394	694,885	724,323
Net investment income	29,298	20,931	10,204
Administrative services fees and other income	12,085	11,516	11,607

	3,631,928	3,841,500	3,818,851

EXPENSES:
Health plan services	2,631,211	2,655,066	2,689,790
Government contracts	613,345	658,255	687,848
General and administrative	397,168	297,475	294,178
Selling	91,524	88,243	93,232
Depreciation and amortization	12,738	13,073	17,255
Interest	7,401	11,316	10,413

	3,753,387	3,723,428	3,792,716
(Loss) income from operations before income taxes	(121,459)	118,072	26,135
Income tax (benefit) provision	(17,614)	41,394	7,665

Net (loss) income	$(103,845)	$76,678	$18,470

Basic (loss) earnings per share	$(0.93)	$0.71	$0.17
Diluted (loss) earnings per share	$(0.93)	$0.71	$0.17
Weighted average shares outstanding:
Basic	111,111	107,308	105,915
Diluted	111,111	108,338	106,869
Pretax margin	-3.3%	3.1%	0.7%
Health plan services MCR	89.8%	85.3%	87.5%
Government contracts cost ratio	92.9%	94.7%	95.0%
G&A expense ratio	13.5%	9.5%	9.5%
Selling costs ratio	3.1%	2.8%	3.0%
Days claims payable (a)	41.9	47.8	46.3
Days claims payable—adjusted (a)	54.7	56.0	52.7
Effective tax rate	14.5%	35.1%	29.3%
Health plan services premiums PMPM	$267.64	$278.25	$276.29
Health plan services costs PMPM	$240.33	$237.23	$241.86

Health Net, Inc.

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding Charges

(Amounts in thousands, except per share, PMPM and ratio data)

Note:	This table presents the company's consolidated operations for the periods presented below and the charges recorded in the consolidated statement of operations. Management believes that the presentation of certain financial information in the attached press release (such as Net investment income, Health plan services expense, General and administrative expense, Income before income taxes, Income tax provision, Net income, Basic and diluted earnings per share, Pretax margin, MCR, G&A expense ratio, and effective tax rate), excluding the charges that were recorded, all of which are non-GAAP financial information, are important to investors as they exclude special items that are not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	Quarter Ended September 30, 2007			Quarter Ended June 30, 2008			Quarter Ended September 30, 2008
	As Reported	Impact of Charge[1]	Excluding Impact of Charge[1]	As Reported	Impact of Charge[2]	Excluding Impact of Charge[2]	As Reported	Impact of Charge[2,3]	Excluding Impact of Charge[2,3]
REVENUES:
Health plan services premiums	$2,930,151		$2,930,151	$3,114,168		$3,114,168	$3,072,717		$3,072,717
Government contracts	660,394		660,394	694,885		694,885	724,323		724,323
Net investment income	29,298		29,298	20,931		20,931	10,204	(14,642)	24,846
Administrative services fees and other income	12,085		12,085	11,516		11,516	11,607		11,607

	3,631,928	—	3,631,928	3,841,500	—	3,841,500	3,818,851	(14,642)	3,833,493

EXPENSES:
Health plan services	2,631,211	$201,449	2,429,762	2,655,066		2,655,066	2,689,790		2,689,790
Government contracts	613,345		613,345	658,255		658,255	687,848		687,848
General and administrative	397,168	95,308	301,860	297,475	13,037	284,438	294,178	17,145	277,033
Selling	91,524		91,524	88,243		88,243	93,232		93,232
Depreciation and amortization	12,738		12,738	13,073		13,073	17,255		17,255
Interest	7,401		7,401	11,316		11,316	10,413		10,413

	3,753,387	296,757	3,456,630	3,723,428	13,037	3,710,391	3,792,716	17,145	3,775,571
(Loss) income from operations before income taxes	(121,459)	(296,757)	175,298	118,072	(13,037)	131,109	26,135	(31,787)	57,922
Income tax (benefit) provision	(17,614)	(80,777)	63,163	41,394	(9,739)	51,133	7,665	(12,498)	20,163

Net (loss) income	$(103,845)	$(215,980)	$112,135	$76,678	$(3,298)	$79,976	$18,470	$(19,289)	$37,759

Basic (loss) earnings per share	$(0.93)	$(1.94)	$1.01	$0.71	$(0.04)	$0.75	$0.17	$(0.19)	$0.36
Diluted (loss) earnings per share	$(0.93)	$(1.92)	$0.99	$0.71	$(0.03)	$0.74	$0.17	$(0.18)	$0.35
Weighted average shares outstanding:
Basic	111,111		111,111	107,308		107,308	105,915		105,915
Diluted	111,111		113,519	108,338		108,338	106,869		106,869
Pretax margin	-3.3%	-8.2%	4.8%	3.1%	-0.3%	3.4%	0.7%	-0.8%	1.5%
Health plan services MCR	89.8%	6.9%	82.9%	85.3%	—	85.3%	87.5%	—	87.5%
Government contracts cost ratio	92.9%	—	92.9%	94.7%	—	94.7%	95.0%	—	95.0%
G&A expense ratio	13.5%	3.2%	10.3%	9.5%	0.4%	9.1%	9.5%	0.5%	9.0%
Selling costs ratio	3.1%	—	3.1%	2.8%	—	2.8%	3.0%	—	3.0%
Effective tax rate	14.5%	-21.5%	36.0%	35.1%	-3.9%	39.0%	29.3%	-5.5%	34.8%

1	Class action litigation settlement, regulatory matters and other litigation expenses.
2	Operations strategy costs designed to reduce general and administrative expenses.
3	Realized losses from other-than-temporary impairments of investment securities.

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended September 30, 2007	Quarter Ended June 30, 2008	Quarter Ended September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(103,845)	$76,678	$18,470
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization and depreciation	12,738	13,073	17,255
Share-based compensation expense	6,072	7,888	8,216
Deferred income taxes	39,051	1,975	52,249
Excess tax benefits from share-based compensation	(3,312)	(6)	(35)
Other changes	120	5,637	10,748
Changes in assets and liabilities, net of the effects of dispositions/acquisitions:
Premiums receivable and unearned premiums	(320,490)	(58,723)	112,741
Other receivables, deferred taxes and other assets	(105,198)	35,652	(61,547)
Amounts receivable/payable under government contracts	53,431	8,196	5,977
Reserves for claims and other settlements	228,643	(72,974)	(9,075)
Accounts payable and other liabilities	61,622	(97,888)	(62,558)

Net cash (used in) provided by operating activities	(131,168)	(80,492)	92,441

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	94,682	209,569	154,478
Maturities of investments	41,493	89,812	58,400
Purchases of investments	(173,198)	(296,988)	(580,780)
Purchases of property and equipment	(14,485)	(60,078)	(7,887)
Net sales and purchases of restricted investments and other	9,991	1,959	7,661

Net cash used in investing activities	(41,517)	(55,726)	(368,128)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	27,496	842	235
Repurchases of common stock	(135,384)	(67)	(100,110)
Excess tax benefits from share-based compensation	3,312	6	35
Borrowings under financing arrangements	—	45,000	200,000
Repayment of borrowings under financing arrangements	—	(8,722)	(245,000)

Net cash (used in) provided by financing activities	(104,576)	37,059	(144,840)

Net decrease in cash and cash equivalents	(277,261)	(99,159)	(420,527)
Cash and cash equivalents, beginning of period	976,150	859,807	760,648

Cash and cash equivalents, end of period	$698,889	$760,648	$340,121

Health Net, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except ratio data)

	September 30, 2007	June 30, 2008	September 30, 2008
ASSETS
Current Assets
Cash and cash equivalents	$698,889	$760,648	$340,121
Investments—available for sale	1,472,717	1,514,421	1,838,951
Premiums receivable, net	299,705	400,918	295,854
Amounts receivable under government contracts	174,647	262,877	235,064
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	295,241	280,801	307,970
Other receivables	100,528	92,310	107,032
Deferred taxes	148,990	107,478	111,266
Other assets	203,928	223,326	238,615

Total current assets	3,394,645	3,642,779	3,474,873
Property and equipment, net	170,353	234,423	228,256
Goodwill, net	751,949	751,949	751,949
Other intangible assets, net	114,424	101,216	96,122
Deferred taxes	45,223	55,096	58,555
Other noncurrent assets	143,639	135,896	132,427

Total Assets	$4,620,233	$4,921,359	$4,742,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,313,104	$1,357,756	$1,348,681
Health care and other costs payable under government contracts	52,472	78,341	56,505
IBNR health care costs payable under TRICARE North contract	295,241	280,801	307,970
Unearned premiums	187,958	190,204	197,881
Borrowings under amortizing financing facility	—	26,028	26,693
Accounts payable and other liabilities	400,878	327,782	285,016

Total current liabilities	2,249,653	2,260,912	2,222,746
Senior notes payable	398,020	398,173	398,224
Borrowings under amortizing financing facility	—	117,984	119,900
Borrowings under revolving credit facility	—	145,000	100,000
Other noncurrent liabilities	213,376	215,199	206,187

Total Liabilities	2,861,049	3,137,268	3,047,057

Stockholders’ Equity
Common stock and additional paid-in capital	1,141,432	1,173,132	1,181,481
Treasury common stock, at cost	(1,104,904)	(1,267,192)	(1,367,302)
Retained earnings	1,732,170	1,890,095	1,908,565
Accumulated other comprehensive (loss) income	(9,514)	(11,944)	(27,619)

Total Stockholders’ Equity	1,759,184	1,784,091	1,695,125

Total Liabilities and Stockholders’ Equity	$4,620,233	$4,921,359	$4,742,182

Debt-to-Total Capital Ratio	18.5%	27.8%	27.6%

Health Net, Inc.

Notes to Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

		Q3 2007	Q2 2008	Q3 2008
		(Dollars in millions)
	Reserve for Claims and Other Settlements	$1,313.1	$1,357.8	$1,348.7
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(290.7)	(293.1)	(245.3)

	Adjusted Reserve for Claims and Other Settlements	1,022.4	1,064.7	1,103.4
(1)	Average Reserve for Claims and Other Settlements	1,198.8	1,394.3	1,353.2
(2)	Average Adjusted Reserve for Claims and Other Settlements	1,004.0	1,104.5	1,084.0
(3)	Health Plan Services Cost	2,631.2	2,655.1	2,689.8
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(942.0)	(860.8)	(796.5)

(4)	Adjusted Health Plan Services Cost	1,689.2	1,794.3	1,893.3
(5)	Number of Days in Period	92	91	92
= (1) / (3) * (5) Days Claims Payable		41.9	47.8	46.3
= (2) / (4) * (5) Days Claims Payable—Adjusted		54.7	56.0	52.7

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	YTD 9/2008	Year 2007	Year 2006
Reserve for claims (a), beginning of period	$838.7	$754.2	$768.7
Incurred claims related to:
Current Year	4,784.6	5,790.7	5,222.0
Prior Years (c)	(7.0)	0.6	(77.3)

Total Incurred (b)	4,777.6	5,791.3	5,144.7
Paid claims related to:
Current Year	3,902.3	4,972.3	4,485.7
Prior Years	790.4	734.5	673.5

Total Paid (b)	4,692.7	5,706.8	5,159.2

Reserve for claims (a), end of period	923.6	838.7	754.2
Add:
Claims Payable (d)	326.9	365.6	203.9
Other (e)	98.2	96.1	90.7

Reserves for claims and other settlements, end of period	$1,348.7	$1,300.4	$1,048.8

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.